SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)1
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                               Conolog Corporation
               ----------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
               ----------------------------------------------------
                         (Title of Class of Securities)

                                   208254 706
               ----------------------------------------------------
                                 (CUSIP Number)

                                October 12, 2001
               ----------------------------------------------------
              Date of Event which Requires Filing of this Statement

                                  Andrew Cohen
                               Profit Sharing Plan
                                  Andrew Cohen*
               ----------------------------------------------------
                                  Name of Filer

                     Check the appropriate box to designate
                         the rule pursuant to which this
                               Schedule is filed:

                                | | Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                | | Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

* Andrew Cohen is the beneficiary of the Andrew Cohen Profit Sharing Plan.

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CUSIP No. 208254 706

1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Andrew Cohen Profit Sharing Plan
            Andrew Cohen*

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) | |

                                     (b) | |

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

            Andrew Cohen Profit Sharing Plan - 178,000
            Andrew Cohen - 178,000 (includes amounts owned by the Andrew Cohen Profit Sharing Plan)

6.    SHARED VOTING POWER

            N/A

7.    SOLE DISPOSITIVE POWER

            Andrew Cohen Profit Sharing Plan - 178,000
            Andrew Cohen - 178,000 (includes amounts owned by the Andrew Cohen Profit Sharing Plan)

8.    SHARED DISPOSITIVE POWER

            N/A

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Andrew Cohen Profit Sharing Plan - 178,000
            Andrew Cohen - 178,000 (includes amounts owned by the Andrew Cohen Profit Sharing Plan)

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            | |

----------
* Andrew Cohen is the beneficiary of the Andrew Cohen Profit Sharing Plan.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.3

12. TYPE OF REPORTING PERSON
Andrew Cohen Profit Sharing Plan - EP Andrew Cohen - IN

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

Item 1(a). Name of Issuer:

                               Conolog Corporation
               ----------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

                                5 Columbia Road
                          Somerville, New Jersey 08876
               ----------------------------------------------------

Item 2(a). Name of Person Filing:

                        Andrew Cohen Profit Sharing Plan
Andrew Cohen*

               ----------------------------------------------------

Item 2(b). Address of Principal Business Office or, if None, Residence:

                           80 Broad Street, 26th Floor
                            New York, New York 10004
              ----------------------------------------------------

Item 2(c). Citizenship:

                                  United States
               ----------------------------------------------------

Item 2(d). Title of Class of Securities:

                          Common Stock, $.01 par value
               ----------------------------------------------------

Item 2(e) CUSIP Number:

208254 706

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Andrew Cohen Profit Sharing Plan: an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) Andrew Cohen - NA

               ----------------------------------------------------
               ----------------------------------------------------

* Andrew Cohen is the beneficiary of the Andrew Cohen Profit Sharing Plan.

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

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

            Andrew Cohen Profit Sharing Plan - 178,000
            Andrew Cohen - 178,000 (includes amounts owned by the Andrew Cohen Profit Sharing Plan)

               ----------------------------------------------------

        (b) Percent of class:
            3.97%

               ----------------------------------------------------

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

Andrew Cohen Profit Sharing Plan - 178,000 Andrew Cohen - 178,000 (includes amounts owned by the Andrew Cohen Profit Sharing Plan)

(ii) Shared power to vote or to direct the vote: N/A

(iii) Sole power to dispose or to direct the disposition of:

Andrew Cohen Profit Sharing Plan - 178,000 Andrew Cohen - 178,000 (includes amounts owned by the Andrew Cohen Profit Sharing Plan)

(iv) Shared power to dispose or direct the disposition of: N/A

Item 5. Ownership of Five Percent or Less of a Class.

This statement is being filed as an amendment to the original Schedulew 13G filing because the reporting Person's ownership is less than 5%.

               ----------------------------------------------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

               ----------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

               ----------------------------------------------------

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

Item 8. Identification and Classification of Members of the Group.

Not Applicable.

               ----------------------------------------------------

Item 9. Notice of Dissolution of Group.

Not Applicable.

               ----------------------------------------------------

Item 10. Certification.

Not Applicable.

               ----------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   June 10, 2002
                                                 -----------------
                                                      (Date)

                        ANDREW COHEN PROFIT SHARING PLAN

                              By: /s/ Andrew Cohen
                        --------------------------------
                              Andrew Cohen, Trustee

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

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